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                                                                    Exhibit 2.10

            THIS AGREEMENT TO DELIVER SHARES dated as of March 10, 1999 (this "Agreement") between INTERLIANT, INC., a Texas corporation ("Seller"), SAGE NETWORKS ACQUISITION CORP., a Delaware corporation ("Buyer") and SAGE NETWORKS, INC., a Delaware corporation ("Sage").

                              W I T N E S S E T H :

            WHEREAS, Buyer, Sage, Seller and certain shareholders of Seller have entered into that certain Asset Purchase Agreement dated March 8, 1999 (the "Purchase Agreement") providing, among other things, for the sale by Seller to Buyer of the Purchased Assets;

            WHEREAS, the delivery of this Agreement to Deliver Shares is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement.

            NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

            Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

            Section 2. Distribution of Agreement. On the Closing Date, the Seller shall distribute all of its right, title and interest under this Agreement pursuant to the Plan of Liquidation of Seller dated the Closing Date ratably to the Shareholders of the Seller in proportion to their ownership interest in the Seller (the "Distributees").

            Section 3. Agreement to Deliver Shares. Subject to satisfaction of the conditions contained in Section 6 of this Agreement, Sage shall deliver 4,091,642 shares of Common Stock (the "Share Consideration") as follows:

            (a) Promptly following the Closing Date, deposit a portion of the Share Consideration (which shall be treated as distributed to Mathew Wolf) equal to 350,000 shares of Common Stock in a safe deposit box in accordance with
Section 8.09 of the Purchase Agreement;

            (b) On the day following the Closing Date, deliver to Broadview Holdings LLP 114,644 shares of Common Stock (which shall be treated as distributed to Mathew Wolf);

            (c) On the day following the Closing Date, deliver to the Distributees a portion of the Share Consideration equal to 3,608,863 shares of Common Stock to the persons and in the amounts set forth in Schedule I under the heading "Under 3.01(c)"; and

            (d) On the first business day following January 1, 2000, deliver to the Distributees the balance of the Share Consideration in the amounts set forth in Schedule I under the heading "Under 3.01(d)".

            Section 4. Payment of Additional Consideration. Payment of the shares delivered pursuant to Section 3.01(b) of the Purchase Agreement shall be made to

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the Distributees in the percentages set forth on Schedule I under the heading
"Section 4 Percentage".

            Section 5. Delivery of Certificates. Shares to be delivered pursuant to Section 3 shall be in one or more (but not more than twenty-five) certificates for Common Stock registered in the names set forth on Schedule I hereto.

            Section 6. Conditions to Delivery of Shares. Sage shall deliver shares of Common Stock to a person or entity in accordance with the directions set forth in Section 3 hereof upon receipt by Sage of a fully completed and executed Subscription Agreement and a fully executed Shareholders Agreement from such person or entity to whom such shares are to be delivered. Upon receipt of such fully executed agreement, Sage's obligation to deliver shares of Common Stock to such person or entity shall be absolute and unconditional.

            Section 7. Binding Agreement; Amendments. This Agreement shall be binding on the parties hereto and their respective heirs, distributees, executors, and legal representatives, successors and assigns. This Agreement may not be modified except by an instrument in writing which is signed by both parties.

            Section 8. Antidilution. All references to numbers of shares shall be appropriately adjusted if between the date hereof and the date of delivery of additional shares of Common Stock, the outstanding shares of Common Stock are reclassified into a greater or lesser number of shares by way of a stock dividend, stock split, reverse stock split or other reclassification.

            Section 9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

            Section 10. Other Agreements Prevail. Seller and Buyer each hereby acknowledges and agrees that neither the representations and warranties nor the rights or remedies of any party under the Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

            Section 11. Counterparts. This Agreement may be executed in any number of counterparts all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by both parties so long as each party shall sign at least one counterpart.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                      INTERLIANT, INC.

                                       By: /s/ James M. Lidestri
                                           -------------------------------------
                                           James M. Lidestri
                                           President and Chief Executive Officer


                                       SAGE NETWORKS ACQUISITION CORP.

                                       By: /s/ Leonard J. Fassler
                                           -------------------------------------
                                           Leonard J. Fassler
                                           President


                                       SAGE NETWORKS, INC.

                                       By: /s/ Leonard J. Fassler
                                           -------------------------------------
                                           Leonard J. Fassler
                                           Co-Chairman


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                                   Schedule I

                                  Certificates

                                           Under            Under     Section 4
                                           -----            -----     ---------
Name of Registered Owner                  3.01(c)          3.01(d)    Percentage
------------------------                  -------          -------    ----------
Mathew Wolf                              2,386,562         11,993      69.97
Ann Weltchek Wolf 1995 Marital
Trust                                      396,851          1,994       9.75
Mathew D. Wolf Children's Trust            793,702          3,988      19.50
Michael August                              31,748            160       0.78
                                       --------------------------
                                         3,608,863         18,135


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